Exhibit 99.1

INVESTOR CONTACT:
Endologix, Inc.
Vaseem Mahboob, CFO
(949) 595-7200

Endologix Reports Second Quarter 2018 Financial Results

IRVINE, Calif., August 9, 2018 - Endologix, Inc. (NASDAQ: ELGX), a developer and marketer of innovative treatments for aortic disorders, today announced financial results for the second quarter ended June 30, 2018.

The Company reported global revenue of $44.7 million in the second quarter of 2018, a decrease of 7.9% from $48.6 million in the second quarter of 2017, as strong growth in AFX® sales in Japan and Ovation® sales in the U.S. were offset by lower U.S. sales of AFX®, and softness in the Latin American market. Gross profit of $29.6 million in the second quarter represented gross margin of 66.2%. Adjusted EBITDA (non-GAAP, defined below) loss totaled $9.3 million for the second quarter of 2018.

John Onopchenko, Chief Executive Officer of Endologix, Inc., commented, “Our second quarter results were in line with our expectations with solid growth from Ovation in the U.S. and AFX® in Japan, offset by slower sales of AFX® in the U.S. market and Nellix® in Europe. Looking at the remainder of this year and beyond, we are taking meaningful and necessary steps to reset our operational, clinical, and financial priorities in order to position the Company for long-term success. Collectively, these initiatives would improve our competitiveness and lower our cost-to-serve. Our key strategic initiatives include strengthening the Company’s leadership team, creating a culture of accountability, focused product and clinical development, rightsizing and investing in customer and market intelligence within our commercial organization, and exiting a number of small international markets.”

“We firmly believe that Endologix has a well differentiated product portfolio delivering superior clinical outcomes, as evidenced by a growing body of clinical data related to our Nellix® and Ovation® products, and we are excited about the opportunities that lie ahead for our pipeline products, including Alto® and ChEVAS,” continued Mr. Onopchenko. “Looking forward, we will continue to build a culture of accountability while using this reset to strengthen our foundation and position the Company for profitable growth.”

Financial Results
Global revenue in the second quarter of 2018 was $44.7 million, a 7.9% decrease from $48.6 million in the second quarter of 2017. U.S. revenue in the second quarter of 2018 was $30.0 million, a 6.0% decrease from U.S. revenue of $31.9 million in the second quarter of 2017. International revenue was $14.8 million, an 11.4% decrease from International revenue of $16.7 million in the second quarter of 2017. On a constant currency basis, second quarter 2018 International revenue decreased 14.1% over the second quarter of 2017.

Gross profit was $29.6 million in the second quarter of 2018, which represents a gross margin of 66.2%. This compares to a gross profit of $32.2 million, or a gross margin of 66.4%, in the second quarter of 2017.

Total operating expenses increased 12.4% to $45.1 million in the second quarter of 2018, compared to $40.1 million in the second quarter of 2017, driven by an increase in general and administrative expenses related primarily to the CEO transition and increased legal expense related to the financing and ongoing litigation.

Net loss for the second quarter of 2018 was $23.9 million, or $(0.28) per share, compared to a net loss of $16.3 million, or $(0.20) per share, a year ago. Adjusted Net Loss (non-GAAP, defined below) totaled $15.6 million, compared to an Adjusted Net Loss of $8.0 million for the second quarter of 2017. Adjusted EBITDA (non-GAAP, defined below) loss totaled $9.3 million for the second quarter of 2018, compared to Adjusted EBITDA loss of $2.3 million for the second quarter of 2017.

Total cash, cash equivalents, and restricted cash were $37.6 million as of June 30, 2018.

Financial Guidance
After a critical evaluation of the market, as well as the current business and related trends, the Company is making significant changes to its strategy, and, as a result, is reducing its previously issued revenue guidance. The Company now anticipates 2018 revenue in the range of $145 million to $155 million, compared to the previous range of $170 million to $180 million. The Company now expects 2018 GAAP loss per share in the range of $(1.04) to $(1.12), compared to the previous range of $(0.89) to $(0.95). These loss per share numbers contemplate the impact of restructuring, but exclude the impact of any financing related accounting adjustments.

Investor Event

The Company’s management will host an investor briefing on October 2, 2018 in New York City after the close of market. Full details will be posted to the “Investors” section of the Company’s website at www.endologix.com in the near future.

Conference Call Information
Endologix's management will host a conference call today at 4:30 p.m. ET (1:30 p.m. PT) to discuss its second quarter 2018 results.

To participate in the conference call, dial 877-407-9716 (domestic) or 201-493-6779 (international) and refer to the passcode 13681567.

This conference call will also be webcast and can be accessed from the “Investors” section of the Company’s website at www.endologix.com. The webcast replay of the call will be available at the same site approximately one hour after the end of the call.

A recording of the call will also be available from 7:30 p.m. ET (4:30 p.m. PT) on Thursday, August 9, 2018, until 11:59 p.m. ET (8:59 p.m. PT) on Thursday, August 16, 2018. To hear this recording, dial 844-512-2921 (domestic) or 412-317-6671 (international) and enter the passcode 13681567.

About Endologix, Inc.
Endologix, Inc. develops and manufactures minimally invasive treatments for aortic disorders. The Company's focus is endovascular stent grafts for the treatment of abdominal aortic aneurysms (AAA). AAA is a weakening of the wall of the aorta, the largest artery in the body, resulting in a balloon-like enlargement. Once an AAA develops, it continues to enlarge and, if left untreated, becomes increasingly susceptible to rupture. The overall patient mortality rate for ruptured AAA is approximately 80%, making it a leading cause of death in the U.S. For more information, visit www.endologix.com.

The Nellix® EndoVascular Aneurysm Sealing System has obtained CE Mark in the EU and is only approved as an investigational device in the United States. The Ovation Alto® System is only approved as an investigational device and is not currently approved in any market.

Cautions Regarding Forward-Looking Statements
Except for historical information contained herein, this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by the use of words such as “anticipate,” “expect,” “could,” “may,” “will,” “believe,” “estimate,” “forecast,” “goal,” “project,” "continue," "outlook," “guidance,” "future,” other words of similar meaning and the use of future dates. Forward-looking statements used in this press release relate to Endologix’s steps to reset its operational, clinical, and financial priorities to position it for long-term success, including anticipated improvement in competitiveness and reduced cost-to-serve; key strategic initiatives include strengthening Endologix’s leadership team, focusing product and clinical development, rightsizing and investing in customer and market intelligence, and exiting a number of small international markets; positioning of Endologix’s business for cash flow breakeven in 2020; prospects for Endologix’s pipeline products, including Ovation Alto and ChEVAS; positioning Endologix for profitable growth; Endologix’s reduced 2018 revenue guidance and its anticipated 2018 GAAP loss per share; and the anticipated Investor Event, the accuracy of which are necessarily subject to risks and uncertainties that may cause Endologix’s actual results to differ materially and adversely from the statements contained herein. Some of the potential risks and uncertainties that could cause actual results to differ materially and adversely from anticipated results include, continued market acceptance, endorsement and use of Endologix's products, the success of clinical trials relating to Endologix’s products, product research and development efforts, uncertainty in the process of obtaining and maintaining regulatory approval for Endologix's products, Endologix’s ability to protect its intellectual property rights and proprietary technologies, and other economic, business, competitive and regulatory factors. The forward-looking statements contained in this press release speak only as of the date of this press release. Endologix undertakes no obligation to update any forward- looking statements contained in this press release to reflect new information, events or circumstances after the date they are made, or to reflect the occurrence of unanticipated events. Please refer to Endologix's filings with the Securities and Exchange Commission including its Annual Report on Form 10-K for the year ended December 31, 2017, and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018 and June 30, 2018 (once it is filed) for more detailed information regarding these risks and uncertainties and other factors that may cause actual results to differ materially from those expressed or implied.

Discussion of Non-GAAP Financial Measures
Endologix's management believes that the non-GAAP measures of (1) "Adjusted Net Income (Loss)" and (2) “Adjusted EBITDA" enhance an investor's overall understanding of Endologix's financial and operating performance and its future prospects by (i) being more reflective of core operating performance and (ii) being more comparable with financial results over various periods. Endologix's management uses these financial measures for strategic decision making, forecasting future financial results, and evaluating current period financial and operating performance. The presentation of non-GAAP financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

"GAAP" is generally accepted accounting principles in the United States.

Adjusted Net Income (Loss) Definition:
(1) "Adjusted Net Income (Loss)" is a non-GAAP measure defined by Endologix as net income (loss) under GAAP, excluding (to the extent relevant in a particular reporting period): (i) the fair value adjustment to the Nellix® acquisition contingent consideration liability; (ii) interest expense; (iii) foreign currency (gains) or losses; (iv) legal settlement costs; (v) contract termination and business acquisition expenses; (vi) business development expenses, including licensing costs related to research and development activities; (vii) restructuring and other transition costs; (viii) fair value adjustment of derivative liabilities; (ix) inventory step-up amortization; and (x) loss on extinguishment of debt. Endologix intends to calculate "Adjusted Net Income (Loss)" in a consistent manner from period to period.

In the three and six months ended June 30, 2018 and 2017, this GAAP adjustment to net loss specifically represents: (i) the fair value adjustment to Nellix® contingent consideration liability; (ii) interest expense; (iii) foreign currency (gains) or losses; (iv) restructuring and other transition costs; and (v) loss on extinguishment of debt.

Adjusted EBITDA Definition:

(2) “Adjusted EBITDA” is a non-GAAP measure defined by Endologix as “Adjusted Net Income (Loss)” excluding income tax (benefit) expense, depreciation and amortization expense, and stock-based compensation expense.

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Exhibit 99.1

ENDOLOGIX, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited
(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Revenue
U.S.	$29,986	$31,906	$59,361	$62,795
International	14,754	16,650	27,663	28,373
Total Revenue	44,740	48,556	87,024	91,168
Cost of goods sold	15,136	16,332	29,094	30,302
Gross profit	$29,604	$32,224	$57,930	$60,866
Operating expenses:
Research and development	6,244	5,734	11,743	11,264
Clinical and regulatory affairs	3,728	2,740	7,299	6,575
Marketing and sales	21,116	23,781	42,841	49,681
General and administrative	14,022	7,904	24,391	16,777
Restructuring costs	—	(29)	233	137
Total operating expenses	45,110	40,130	86,507	84,434
Loss from operations	(15,506)	(7,906)	(28,577)	(23,568)
Other income (expense)	(6,544)	(5,552)	(11,985)	(9,850)
Change in fair value of contingent consideration related to acquisition	(1,800)	3,800	(700)	2,600
Loss on debt extinguishment	—	(6,512)	(2,270)	(6,512)
Total other income (expense)	(8,344)	(8,264)	(14,955)	(13,762)
Net loss before income tax expense	$(23,850)	$(16,170)	$(43,532)	$(37,330)
Income tax expense	(26)	(122)	(111)	(276)
Net loss	$(23,876)	$(16,292)	$(43,643)	$(37,606)
Other comprehensive income (loss) foreign currency translation	(552)	781	(679)	1,137
Comprehensive loss	$(24,428)	$(15,511)	$(44,322)	$(36,469)

Basic and diluted net loss per share	$(0.28)	$(0.20)	$(0.52)	$(0.45)
Shares used in computing basic and diluted net loss per share	84,462	83,247	84,112	83,087

Exhibit 99.1

Non-GAAP Reconciliations:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Net Loss to Adjusted Net Loss:
Net loss	$(23,876)	$(16,292)	$(43,643)	$(37,606)
Fair value adjustment to Nellix contingent consideration liability	1,800	(3,800)	700	(2,600)
Interest expense	5,863	5,803	11,670	10,098
Foreign currency (gain) loss	656	(210)	331	(206)
Restructuring and other transition costs	—	(15)	233	532
Loss on extinguishment of debt	—	6,512	2,270	6,512
(1) Adjusted Net Loss	$(15,557)	$(8,002)	$(28,439)	$(23,270)

Adjusted Net Loss to Adjusted EBITDA:
Adjusted Net Loss	$(15,557)	$(8,002)	$(28,439)	$(23,270)
Income tax expense	26	122	111	276
Depreciation and amortization expense	1,939	2,336	3,931	4,649
Stock-based compensation expense	4,265	3,234	7,286	6,188
(2) Adjusted EBITDA	$(9,327)	$(2,310)	$(17,111)	$(12,157)

Exhibit 99.1

ENDOLOGIX, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
Unaudited
(In thousands)

	June 30,	December 31,
	2018	2017
ASSETS
Current assets:
Cash and cash equivalents	$35,629	$57,991
Restricted cash	2,010	2,608
Accounts receivable, net allowance for doubtful accounts of $623 and $470, respectively.	32,431	32,294
Other receivables	481	418
Inventories	42,800	45,153
Prepaid expenses and other current assets	2,582	4,670
Total current assets	115,933	143,134
Property and equipment, net	17,703	19,212
Goodwill	120,883	120,927
Intangibles, net	78,398	80,403
Deposits and other assets	821	1,371
Total assets	$333,738	$365,047

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$13,184	$12,351
Accrued payroll	13,479	15,054
Accrued expenses and other current liabilities	16,461	16,002
Current portion of debt	17,752	17,202
Revolving line of credit	—	21
Total current liabilities	60,876	60,630
Deferred income taxes	201	201
Deferred rent	7,792	7,724
Other liabilities	2,284	3,877
Contingently issuable common stock	10,000	9,300
Debt	212,959	208,253
Total liabilities	294,112	289,985
Commitments and contingencies
Stockholders’ equity:
Convertible preferred stock, $0.001 par value; 5,000,000 shares authorized. No shares issued and outstanding.	—	—
Common stock, $0.001 par value; 170,000,000 and 135,000,000 shares authorized, respectively. 85,132,810 and 83,855,824 shares issued, respectively. 84,707,225 and 83,643,585 shares outstanding, respectively.	85	84
Treasury stock, at cost, 425,585 and 212,239 shares, respectively.	(3,705)	(2,942)
Additional paid-in capital	604,234	594,586
Accumulated deficit	(563,644)	(520,001)
Accumulated other comprehensive income	2,656	3,335
Total stockholders’ equity	39,626	75,062
Total liabilities and stockholders’ equity	$333,738	$365,047